Exhibit 99.2

DRAFT – NOT FOR IMMEDIATE RELEASE

AVEO Oncology Announces Presentation of Phase 2 Study Analysis Showing Longer PFS

with Tivozanib Compared to Bevacizumab in Low Serum NRP-1 Patients with

Advanced CRC

Results Presented at AACR Tumor Angiogenesis and Vascular Normalization Conference

AVEO to Host Conference Call Today, March 6, 2015 at 8:00 am ET

CAMBRIDGE, Mass. – Mar 6, 2015 – AVEO Oncology (NASDAQ:AVEO) today announced the presentation of final results, including a predefined biomarker analysis, from the BATON- (Biomarker Assessment of Tivozanib in ONcology) CRC study, a randomized Phase 2 clinical trial of modified FOLFOX6 combined with tivozanib or bevacizumab in metastatic colorectal cancer (CRC). The presentation, titled “Neuropilin-1 as a potential biomarker of progression-free survival benefit for tivozanib + mFOLFOX6 versus bevacizumab + mFOLFOX6 in metastatic colorectal cancer: post-hoc biomarker analysis of BATON-CRC Phase 2 trial,” will be presented in a poster session today at the American Association for Cancer Research (AACR) Tumor Angiogenesis and Vascular Normalization Conference, taking place March 5-8, 2015, in Orlando, FL. Tivozanib is an oral, potent, selective inhibitor of vascular endothelial growth factor (VEGF) with a long half-life and activity against all three VEGF receptors.

The BATON-CRC study enrolled a total of 265 patients randomized 2 to 1 to receive tivozanib in combination with mFOLFOX6 (n=177) compared to bevacizumab and mFOLFOX6 (n=88) as first-line treatment in patients with advanced metastatic CRC. A key objective of the BATON-CRC study is the assessment of prospectively defined biomarkers that may be predictive of response in selected patient subpopulations. Among these, patients with low neuropilin-1 (NRP-1) showed an improved progression free survival (PFS) versus patients with high NRP-1 in both treatment arms, supporting the value of NRP-1 as a potential prognostic marker for angiogenesis inhibitors. Further, patients with serum NRP-1 levels below the median demonstrated longer PFS when treated with tivozanib (17.9 months, n=52), compared to bevacizumab (11.2 months, n=28) (HR=0.380, p=0.0075), suggesting NRP-1 may have potential as a predictive biomarker of tivozanib activity relative to bevacizumab. Patients with high serum NRP-1 had PFS of 7.3 months and 7.5 months for the tivozanib and bevacizumab arms, respectively. With only 21 deaths in the NRP-1 low group upon study termination, no conclusion could be reached in an analysis of overall survival.

An earlier, pre-specified interim futility analysis determined that tivozanib was unlikely to demonstrate superiority to bevacizumab in the primary endpoint of PFS in the intent to treat population (ESMO 2014), resulting in discontinuation of the study. The results presented today are the final results, and include five additional months of study conduct and patient follow-up beyond the data cutoff for the interim futility analysis. In the intent to treat population, the tivozanib and bevacizumab combinations demonstrated comparable results for PFS, the primary endpoint (9.8 months and 9.5 months for tivozanib and bevacizumab, respectively, HR=0.908, p=0.598), and overall response rate (46.9% and 43.2%, for tivozanib and bevacizumab, respectively), while demonstrating comparable safety. The most common toxicities included diarrhea, nausea, fatigue, neutropenia and hypertension. Serious adverse events were reported for 46.3% of patients in the tivozanib group and 48.3% in the bevacizumab group.

“Where NRP-1 expression is low, the tumor appears to rely more heavily on the VEGF pathway and become more susceptible to anti-VEGF therapies, such as bevacizumab or tivozanib, an observation seen across several tumor types, including breast, gastric, colorectal and renal cell cancers,” said Al B. Benson III, MD, FACP, Professor of Medicine at the Feinberg School of Medicine, Associate Director for Clinical Investigations at the Robert H. Lurie Comprehensive Cancer Center of Northwestern University, and principal investigator of the study. “Results from the BATON-CRC study are consistent with these observations. Further, the increase in PFS for patients treated with tivozanib compared to bevacizumab is both interesting and encouraging. I believe that these findings warrant further study in a prospectively defined trial of patients with low serum NRP-1 metastatic colorectal cancer.”

“These results underscore tivozanib’s activity and differentiating properties, including the potential benefit of a more complete anti-angiogenesis blockade in selected patient populations,” said Michael Needle, MD, chief medical officer of AVEO. “We believe these data suggest a promising new development path forward in a significant patient population.”

A copy of the poster presentation is available on AVEO’s website at www.aveooncology.com.

Today’s Conference Call and Webcast Information

The AVEO management team will host a conference call today, March 6, at 8:00 am (ET). The call can be accessed by dialing 1-877-280-4954 (domestic) or 1-857-244-7311 (international) five minutes prior to the start of the call and providing the passcode 38640881. A replay of the call will be available two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 54500453. The replay will be available for two weeks from the date of the live call.

The live webcast of the conference call can be accessed by visiting the investors section of the AVEO website at www.aveooncology.com. A replay of the webcast will be archived on the AVEO website for two weeks following the call.

About Colorectal Cancer

The American Cancer Society estimates that more than 130,000 men and women in the United States will be diagnosed with colorectal cancer (CRC) and nearly 50,000 will die of the disease in the United States in 2015.1 CRC is the third most commonly diagnosed cancer in both men and women and the third leading cause of cancer death in the United States. In Europe, it is estimated that almost 180,000 men and women are diagnosed with CRC and that nearly 80,000 die from the disease each year.2

About Tivozanib

Tivozanib is an oral, once-daily, investigational vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor (TKI). It is a potent, selective and long half-life inhibitor of all three VEGF receptors and is designed to optimize VEGF blockade while minimizing off-target toxicities, potentially resulting in improved efficacy and minimal dose modifications. Tivozanib has been evaluated in several tumors types, including renal cell, colorectal and breast cancers.

About AVEO

AVEO Oncology (NASDAQ:AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist. AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about potential strategic options for the development of tivozanib and the expected beneficial properties of tivozanib, including its potential to provide a more complete anti-angiogenesis blockade. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to execute on its business strategy, including its ability to enter into and maintain new strategic partnerships and collaboration agreements; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, EMA or other equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to demonstrate in later clinical trials positive results that may be observed in earlier-stage clinical trials; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

References

[1]	American Cancer Society. Available at:
http://www.cancer.org/cancer/colonandrectumcancer/detailedguide/index

[2]	Ferlay, J. et al. European Journal of Cancer, Volume 46, Issue 4, 765 – 781, 2009

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

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